UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 14, 2007

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

N49 W13650 Campbell Drive
Menomonee Falls, WI	53041
(Address of Principal Executive Offices)	(Zip Code)

(262) 783-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers

On December 14, 2007, the Board of Directors of Magnetek, Inc. (the “Company”) adopted amendments to the Company’s (i) Amended and Restated Director and Officer Compensation and Deferral Investment Plan (the “DDIP Plan”), (ii) 2004 Stock Incentive Plan, (iii) 2000 Employee Stock Plan, (iv) 1999 Stock Incentive Plan, and (v) 1997 Non-Employee Director Stock Option Plan (collectively, referred to herein as the “Plans”).  In addition, the Board amended the Company’s Change of Control Agreements (“CIC Agreements”) with its named executive officers, including David P. Reiland, President and Chief Executive Officer, Peter M. McCormick, Executive Vice President and Chief Operating Officer, and Marty J. Schwenner, Vice President and Chief Financial Officer.

The principal purpose of the amendments to the Plans and CIC Agreements is to comply with the recently issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Section 409A governs the deferral of compensation where a director, officer or employee has a legally binding right to compensation that is payable in a future year.  Section 409A imposes new requirements with respect to deferral elections, payment events and payment elections.

The Plans and CIC Agreements were amended to limit the application of their accelerated share delivery and equity deferral features to the extent necessary to avoid adverse tax consequences under Section 409A.  In general, the amendments relate to the timing of and conditions for deferral of compensation and distribution of benefits.  A technical amendment under FAS 123(R) was made to the DDIP Plan with respect to adjustments in the event of a stock split.  The amendments to the Plans and the CIC Agreements do not modify the amounts payable to any officer thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 14, 2007

MAGNETEK, INC.

/s/	David Reiland
By:	David Reiland
President and Chief Executive Officer